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                                                                    EXHIBIT 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                RIDGEVIEW, INC.


                 The undersigned corporation (the "Corporation") hereby executes these Amended and Restated Articles of Incorporation for the purpose of integrating into one document its original Articles of Incorporation and all past and current amendments thereto:

                                   ARTICLE 1

         The name of the Corporation is Ridgeview, Inc.


                                   ARTICLE 2

         The period of duration of the Corporation shall be perpetual.


                                   ARTICLE 3

         The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina.


                                   ARTICLE 4

         The aggregate number of shares which the Corporation shall have authority to issue is 22,000,000 divided into Twenty Million (20,000,000) Common Shares and Two Million (2,000,000) Preferred Shares, all of which shares shall have a par value of $.01. The preferences, limitations and relative rights of each class and series of shares are as follows:

         Common Shares

                 The Common Shares shall be entitled to one vote per share and to all other rights of shareholders subject to any rights granted to the Preferred Shares.

         Preferred Shares

                 The Preferred Shares may be issued in one or more series with such designations, preferences, limitations, and

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         relative rights as the Board of Directors may determine from time to time in accordance with applicable law.

                                   ARTICLE 5

         Except as may otherwise be provided herein, the shareholders of the Corporation shall have no preemptive right to acquire additional or treasury shares of the Corporation.


                                   ARTICLE 6

         Shareholders shall not have the right of cumulate voting at an election of directors.


                                   ARTICLE 7

         The address of the registered office of the Corporation is 2101 North Main Avenue, Newton, Catawba County, North Carolina 28658, and the name of the registered agent at such address is Hugh R. Gaither. The mailing address of the registered office is P. O. Box 8, Newton, NC 28658.


                                   ARTICLE 8

         To the fullest extent permitted by the North Carolina Business Corporation Act, as the same exists or may hereafter be amended, or other law, a director of the Corporation shall not be personally liable to the Corporation, its shareholders or otherwise for monetary damage for breach of duty as a director. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.


                                   ARTICLE 9

         The provisions of the North Carolina Shareholders Protection Act, as set forth in Article 9, "Shareholders Protection Act," of the North Carolina Business Corporation Act shall not be applicable to the Corporation.


                                   ARTICLE 10

         The provisions of the North Carolina Control Share Acquisition Act, as set forth in Article 9A, "Control Share Acquisition Act," of the North Carolina Business Corporation Act shall not be applicable to the Corporation.


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         IN WITNESS WHEREOF, these Amended and Restated Articles of
Incorporation are signed by the President and Secretary of the Corporation this 2nd day of October, 1995

                                   RIDGEVIEW, INC.


                                   By: /s/ Hugh R. Gaither
                                       ----------------------------------------
                                       Hugh R. Gaither, President


                                   By: /s/ Susan Gaither Jones
                                       ----------------------------------------
                                       Susan Gaither Jones, Assistant Secretary




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